Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS ON FIRST QUARTER OF CYCLEAN OPERATIONS

Refined Coal Facilities Ramp up in Third Quarter

Expected to Generate Significant Revenue and Operating Income through 2019

Littleton, CO – October 18, 2010 – ADA-ES, Inc. (NASDAQ: ADES) (“ADA”) today announced that the two refined coal facilities leased through Clean Coal Solutions, LLC (“CCS”), its joint venture with NexGen Refined Coal, LLC (“NexGen”), an affiliate of NexGen Resources Corporation, have completed their first quarter of operation. Even with startup issues typical of new technologies at power plants, sufficient Refined Coal was produced and sold during the third quarter to generate in excess of $3 million in revenue for ADA.

In the latter half of the third quarter, the facilities ramped up production to expected continuous levels and are now treating over 95% of the available coal used by the four generating units at the two power plants. These production levels are expected to generate over $15 million per year in revenues and, after deduction of NexGen’s 50% share, over $7 million in pre-tax cash flow and operating income, or nearly $1.00 per share annually, for ADA through 2019.

CCS signed agreements with a large financial institution at the end of June 2010 to lease the two CyClean facilities. They produce Refined Coal that is intended to qualify for Section 45 tax credits. The two systems are installed at two different power plants in the Midwest each of which operates two cyclone boilers burning Powder River Basin (“PRB”) coal from Wyoming. With all four boilers operating, the units are expected to burn approximately 6 million tons of Refined Coal per year that will qualify for the approximately $6.20 per ton of federal tax credits, which escalate annually and are available for the next ten years.

The leases of the two CyClean facilities also provided for a $9 million cash payment to CCS for Pre-paid Rent in addition to future Fixed and Contingent Rent payments that are expected to generate in excess of $2.00 per ton of operating income to CCS over the terms of the leases. These installations triggered up to $4 million in payment obligations of NexGen to ADA for NexGen to maintain its 50% ownership of CCS. Such payments are being made out of CCS’s cash distributions to NexGen.

ADA-ES News Release	Page 2
October 18, 2010

Mike Durham, ADA’s President and CEO, stated, “With the rapid ramp up of these two systems, we are now closely mirroring the operations of the power plants. We expect these systems to provide significant cash flows for ADA over the next ten years. In addition, they enable us to provide a power generating customer with economic benefits resulting from the use of our proprietary technology, including increased fuel flexibility, decreased operating costs, and decreased emissions of NOx and mercury.”

About ADA-ES

ADA-ES is a leader in clean coal technology and associated specialty chemicals, serving U.S. and Canadian plants that burn coal and other industrial facilities. Our proprietary environmental technologies and specialty chemicals enable those plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.

•	We are also a joint venture participant in ADA Carbon Solutions (“ADA-CS”), which has commenced operations on its state-of-the-art AC production facility.

•

Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements are statements regarding the amount and timing of future tax credits, revenues, operating income and cash flow; production levels; and qualification of our Refined Coal for the tax credits. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, costs and economic conditions; technical and operational difficulties; failure of CCS’ leased facilities to continue to produce Refined Coal that qualifies for the tax credits; termination of the leases for such facilities; decreases in the production of Refined Coal by the lessee of such facilities due to decreased demand for electricity, planned or unplanned outages or other reasons; availability of raw materials and equipment; loss of key personnel; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on our forward-looking statements and to consult filings we make with the SEC for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

ADA-ES News Release	Page 3
October 18, 2010

Contacts:
ADA-ES, Inc.	Investor Relations Counsel
Mark H. McKinnies, CFO	The Equity Group Inc.
(303) 734-1727	www.theequitygroup.com
www.adaes.com	Melissa Dixon
(212) 836-9613
MDixon@equityny.com
Linda Latman
(212) 836-9609
LLatman@equityny.com